EX. 10(iii)(A)5


 SNET EXECUTIVE NON-QUALIFIED PENSION PLAN AND EXCESS BENEFIT
                             PLAN


As approved by the Board of Directors on December 8, 1993, the purpose of the proposed redesign of the executive pension plans is to have the same pension formula apply for executives and management employees, and maximize the benefits which may be payable from the Pension Trust Fund. The redesign replaces the pension formula and Minimum Pension Benefit provisions of the Executive Non-Qualified Pension Plan (ENQPP) component of the SNET Executive Non-Qualified Pension Plan and Excess Benefit Plan (Plan). The provisions of the Excess Benefit Plan component of the Plan will be modified to be consistent with the changes to the SNET Management Pension Plan (MPP). Therefore, it is recommended that the name of the Plan be renamed to the SNET Pension Benefit Plan (PBP). The redesigned formula will facilitate the company's ability to recruit executives and ensure that SNET remains a competitive employer of choice.

The amendments to the Plan are as follows:

        1. Effective December 13, 1995, the ENQPP adjusted career income formula shall be calculated, in accordance with the Plan provisions, for all eligible executives who are on the active payroll as of December 13, 1995, and the accrued vested pension benefit payable under the ENQPP shall be frozen. Such frozen benefit shall be included with the accrued pension benefits calculated for each such executive effective January 1, 1996 under the career income average formula of the MPP for purposes of ensuring that the total SNET pension benefit shall never be less than the amount to which each such executive was previously entitled before application of any plan amendments adopted hereunder; provided, however, that in the event that such comparison of pension benefit amounts indicates for any such executive that the frozen ENQPP benefit is included in the higher amount, each such executive's opening account under the provisions of the MPP or Pension Benefit Plan component of the Plan shall be determined using such higher pension benefit, and such frozen ENQPP pension benefit will not be separately available under the ENQPP provisions of the Plan.

     The Minimum Pension Benefit provisions of the ENQPP component of the Plan have been replaced by the redesigned MPP Cash Balance Plan formula, and shall not be included in the determination of the accrued pension benefits payable as of January 1, 1996.

     2.    Effective December 13, 1995, the Plan is amended to
     provide  that  upon  the last payment  of  ENQPP  pension
     benefits,   the  ENQPP  component  of  the   Plan   shall
     terminate.

     3. Effective January 1, 1996, the Plan shall be renamed to the SNET Pension Benefit Plan (PBP).
                             - 2 -


     4. The PBP is amended effective January 1, 1996 to provide for the establishment of a Cash Balance Plan
     (CBP) account, and annual pay related and interest credits commencing January 1, 1997, with such CBP provisions determined in accordance with the MPP amendments outlined in Exhibit A based on eligible compensation (as defined in the MPP) in excess of the maximum amount of compensation which may be included in the MPP under Section 401(a)(17) of the Code. The provisions regarding the MPP benefit which exceed the maximum "annual benefit" payable to participants under the MPP in accordance with Section 415 of the Internal Revenue Code (Code) will continue. At the time an employee leaves the company on or after January 1, 1996, the distribution election decision made by an employee under the MPP shall apply to any pension benefit that may be payable under the PBP.